EXHIBIT 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our reports dated August 18, 2000 and June 7, 2000, on our audits of the financial statements of The Snyder Group Company (and to all references to our Firm) included in or made a part of this registration statement.

/s/    ARTHUR ANDERSEN

Denver, Colorado,
June 24, 2002.